FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES SECOND QUARTER FISCAL 2011 RESULTS ~ GAAP EPS of $1.19 and Adjusted EPS of $1.20; Increase of 50% ~ ~ Raises Fiscal 2011 Adjusted EPS Guidance Range to $1.40 to $1.50 ~

          New York, New York (February 3, 2011) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its second fiscal quarter ended December 31, 2010.

SECOND QUARTER RESULTS

          For the quarter ended December 31, 2010, the Company reported net sales of $405.6 million, an increase of 3.1%, as compared to the second quarter of the prior fiscal year. Excluding the unfavorable impact of foreign currency translation, net sales increased by 3.5%.

          Net income per diluted share for the quarter ended December 31, 2010 was $1.19, as compared to net income per diluted share of $0.73 for the prior year period. Excluding expenses associated with the Company's Global Efficiency Re-engineering initiative, net income per diluted share for the three months ended December 31, 2010 was $1.20. For the prior year period, net income per diluted share excluding Global Efficiency Re-engineering and restructuring expenses was $0.80. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

         E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "The momentum we saw in our business through the first quarter continues. Sales and earnings results were ahead of our prior guidance, driven primarily by the continued strong performance of our international business. In constant currencies, net sales of our international business increased by 12%, while net sales in North America were flat. We saw strong net sales increases in our mass retail and direct-to-consumer businesses that offset declines in our U.S. department store fragrance business, which were largely anticipated. Notably, through the second fiscal quarter, both gross margins and EBITDA margins increased by over 200 basis points on a year over year basis, underscoring the strong impact of our re-engineering initiatives."

          Mr. Beattie continued, "We are pleased with the performance of our brands and the progress we are making with our key initiatives. Year to date, sales of Elizabeth Arden-branded products rose by 7% globally, while sales of our European fragrance business grew by 13%, consistent with our strategy to accelerate the growth of the Elizabeth Arden brand and increase our share of the European fragrance market."

          During the second fiscal quarter, the Company refinanced its long-term bonds and amended and extended its bank credit facility. Through these re-financings, the Company extended the maturity of its debt structure and added $30 million of additional long-term capital with minimal impact to the Company's borrowing costs.

SIX MONTHS RESULTS

         For the six months ended December 31, 2010, the Company reported net sales of $690.5 million, an increase of 4.9%, or an increase of 5.4% excluding the unfavorable impact of foreign currency, as compared to the prior year period. Net income per diluted share was $1.37, as compared to $0.74 for the prior year period. Excluding restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, net income per diluted share was $1.39, as compared to net income per diluted share of $0.85 for the prior year period.

OUTLOOK

          The Company is raising its annual earnings guidance for the fiscal year ending June 30, 2011 from a range of $1.15 to $1.25 per diluted share to a range of $1.40 to $1.50 per diluted share. The Company is also raising its net sales guidance for fiscal 2011 and now expects net sales to increase by 4.0% to 5.0%, as compared to the prior fiscal year. The Company anticipates the gross margin increase for fiscal 2011 over fiscal 2010 to be at the high end of its guidance range of 225 to 250 basis points, and cash flow from operations for fiscal 2011 to be between $75 million to $80 million.

          For the third quarter of fiscal 2011, the Company is introducing guidance for net sales of $222 million to $228 million and a net loss per diluted share of $0.05 to $0.08.

          The guidance assumes January 2011 foreign currency rates and excludes expenses associated with the Company's Global Efficiency Re-engineering initiative and approximately $6.3 million of charges and expenses related to the refinancing of its 7 3/4% senior subordinated notes in the third fiscal quarter of 2011. The Company notes that continued global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult. The Company believes that net sales and earnings guidance, excluding the impact of foreign currency translation beyond assumed rates, and charges and expenses associated with the Company's Global Efficiency Re-engineering initiative and refinancing of its 7 3/4% senior subordinated notes, as applicable, facilitates period to period comparisons of the Company's operating and financial performance on a consistent basis.

CONFERENCE CALL INFORMATION

         The Company will host a conference call today at 11:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until March 3, 2011.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging formulas, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Mariah Carey, Taylor Swift, Hilary Duff, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, Geoffrey Beene, Halston, John Varvatos, Kate Spade, Lucky Brand, and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (212) 212-1068

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Six Months Ended

	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net Sales	$405,633	$393,345	$690,454	$658,508

Cost of Goods Sold:
Cost of Sales	211,249	217,827	366,337	366,103
Depreciation Related to Cost of Goods Sold	1,165	1,194	2,490	2,461

Total Cost of Goods Sold	212,414	219,021	368,827	368,564

Gross Profit	193,219	174,324	321,627	289,944
Gross Profit Percentage	47.6%	44.3%	46.6%	44.0%

Selling, General and Administrative Expenses	136,617	132,038	246,439	235,981
Depreciation and Amortization	6,262	5,803	12,549	11,812

Total Operating Expenses	142,879	137,841	258,988	247,793

Interest Expense, Net	5,552	5,804	10,883	11,415

Income Before Income Taxes	44,788	30,679	51,756	30,736
Provision for Income Taxes	10,830	9,623	12,911	9,640

Net Income	$33,958	$21,056	$38,845	$21,096

As reported:

Net Income Per Basic Share	$1.24	$0.75	$1.42	$0.75
Net Income Per Diluted Share	$1.19	$0.73	$1.37	$0.74

Basic Shares	27,459	28,071	27,266	28,040
Diluted Shares	28,568	28,707	28,297	28,591

EBITDA (a)	$57,767	$43,480	$77,678	$56,424
EBITDA margin (a)	14.3%	11.1%	11.3%	8.6%

Adjusted to exclude the effect of restructuring and other expenses, net of taxes (b)(c):

Net Income	$34,153	$22,896	$39,215	$24,348

Net Income Per Basic Share	$1.24	$0.82	$1.44	$0.87
Net Income Per Diluted Share	$1.20	$0.80	$1.39	$0.85

EBITDA (a)	$58,123	$45,451	$78,295	$60,411
EBITDA margin (a)	14.3%	11.6%	11.3%	9.2%

(a)    EBITDA is defined as net income plus the provision for income taxes plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income from operations or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to reflect the effect of restructuring and software implementation costs related to our Global Efficiency Re-engineering initiative and other restructuring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our inventors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of restructuring and other expenses. EBITDA margin represents EBITDA divided by Net Sales.

       The table below reconciles net income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(In thousands)	Three Months Ended		Six Months Ended

	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net income	$33,958	$21,056	$38,845	$21,096
Plus:
Provision for income taxes	10,830	9,623	12,911	9,640
Interest expense, net	5,552	5,804	10,883	11,415
Depreciation related to cost of goods sold	1,165	1,194	2,490	2,461
Depreciation and amortization	6,262	5,803	12,549	11,812

EBITDA	57,767	43,480	77,678	56,424
Restructuring and other expenses (c)	356	1,971	617	3,987

EBITDA as adjusted	$58,123	$45,451	$78,295	$60,411

(b)    The table below reconciles the calculation of (i) net income and (ii) net income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to restructuring and Global Efficiency Re-engineering expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of restructuring and Global Efficiency Re-engineering expenses. The presentation in the table below of the non-GAAP information titled "Net income as adjusted," "Net income Per Basic Share as adjusted" and Net Income Per Diluted Share as adjusted" is not meant to be considered in isolation or as a substitute for net income or net income per basic or diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Six Months Ended

	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net Income:
Net income as reported	$33,958	$21,056	$38,845	$21,096
Restructuring and other expenses, net of tax (c) (d)	195	1,840	370	3,252

Net income as adjusted	$34,153	$22,896	$39,215	$24,348

Net Income Per Basic Share:
Net income per basic share as reported	$1.24	$0.75	$1.42	$0.75
Restructuring and other expenses, net of tax (c) (d)	-	0.07	0.02	0.12

Net income per basic share as adjusted	$1.24	$0.82	$1.44	$0.87

Net Income Per Diluted Share:
Net income per diluted share as reported	$1.19	$0.73	$1.37	$0.74
Restructuring and other expenses, net of tax (c) (d)	0.01	0.07	0.02	0.11

Net income per diluted share as adjusted	$1.20	$0.80	$1.39	$0.85

(c)    For the three months ended December 31, 2010, includes $0.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative. For the six months ended December 31, 2010, includes $0.3 million related to the implementation of our Oracle accounting and order processing systems and $0.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative. For the three months ended December 31, 2009, includes $0.9 million related to the implementation of our Oracle accounting and order processing systems and $1.1 million of restructuring expenses related to our Global Efficiency Re-engineering initiative. For the six months ended December 31, 2009, includes $1.6 million related to the implementation of our Oracle accounting and order processing systems, $2.0 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $0.4 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative.

(d)    On a reported basis, for the three and six months ended December 31, 2010, our effective tax rate, which is calculated as a percentage of income before income taxes, was 24.2% and 24.9%, respectively. On an adjusted basis, for the three and six months ended December 31, 2010, our effective tax rate was 24.4% and 25.1%, respectively. On a reported basis, for both the three and six months ended December 31, 2009, our effective tax rate, which is calculated as a percentage of income before income taxes, was 31.4%. On an adjusted basis, for both the three and six months ended December 31, 2009, our effective tax rate was 29.9%.

SEGMENT NET SALES

Commencing July 1, 2010, our operations and management reporting structure were reorganized into two reportable segments, North America and International. The portion of our business operations that previously sold Elizabeth Arden fragrance, cosmetic and skin care products in prestige department stores in the United States and through the Red Door beauty salons, which was previously reported as part of our Other segment, has been consolidated with the North America Fragrance segment to create the North America segment.

The table below is a comparative summary of our net sales by reportable segment for the three and six months ended December 31, 2010 and 2009.

(In thousands)	Three Months Ended December 31,		% Increase (Decrease)		Six Months Ended December 31,		% Increase

	2010	2009	GAAP	Constant Rates (e)	2010	2009	GAAP	Constant Rates (e)

Segment Net Sales
North America	$275,097	$275,196	0.0%	(0.3)%	$465,099	$455,131	2.2%	1.9%
International	130,536	118,149	10.5%	12.4%	225,355	203,377	10.8%	13.1%

Total	$405,633	$393,345	3.1%	3.5%	$690,454	$658,508	4.9%	5.4%

(e)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. There were no material gains or losses from foreign currency contracts in any of the periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	December 31, 2010	June 30, 2010	December 31, 2009

Cash	$38,314	$26,881	$32,705
Accounts Receivable, Net	214,453	170,067	237,094
Inventories	278,209	271,058	264,712
Property and Equipment, Net	75,948	76,583	68,478
Exclusive Brand Licenses, Trademarks and Intangibles, Net	188,645	179,444	183,925
Goodwill	21,054	21,054	21,054
Total Assets	902,889	843,471	878,402
Short-Term Debt	37,000	59,000	66,000
Current Liabilities	269,067	253,870	277,947
Long-Term Liabilities	231,387	236,984	237,446
Total Debt	255,854	277,699	289,517
Shareholders' Equity	402,435	352,617	363,009
Working Capital	342,685	306,524	310,597

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)

(In thousands)	Six Months Ended

	December 31, 2010	December 31, 2009

Net cash provided by operating activities	$54,317	$77,094
Net cash used in investing activities	(25,307)	(18,165)
Net cash used in financing activities	(19,302)	(49,995)
Net increase in cash and cash equivalents	11,433	9,603

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital, and the costs, savings and benefits we expect in connection with our Global Efficiency Re-engineering initiative and related restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics and political instability in certain regions of the world;

*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand, such as domestic or global recessions;

*	Our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flow from operations to meet our debt service obligations and working capital requirements and the restrictive covenants in our revolving credit facility and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to product ingredients or other chemicals, or accounting standards or critical accounting estimates;

*	the success of our Global Efficiency Re-engineering initiative, including our transition to a turnkey manufacturing process and our new financial accounting and order processing system;
*

the potential for significant impairment charges relating to our trademarks, goodwill or other long-lived assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2010.

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